Exhibit 99.1

PR CONTACTS:
Diane Pelkey
Under Armour
410-246-5927
dpelkey@underarmour.com

Tilea Coleman
Under Armour
410-468-2512, ext. 5527
tcoleman@underarmour.com

INVESTOR RELATIONS CONTACT:
Carrie Gillard
Under Armour
410-468-2512, ext. 5504
cgillard@underarmour.com
FOR IMMEDIATE RELEASE
UNDER ARMOUR ANNOUNCES SENIOR MANAGEMENT CHANGE IN NORTH AMERICA

BALTIMORE, MD (September 16, 2016) - Today Under Armour (NYSE: UA, UA.C) announced that Jason LaRose has been named President, North America. He will succeed Matthew Mirchin, who will transition to the role of Strategic Advisor, Global Revenue, effective October 1.

Mr. Mirchin has been with the Company since 2005, serving in a number of senior management positions in sales and marketing. Mr. LaRose joined Under Armour in 2013 to lead its Global E-Commerce business, eventually becoming Senior Vice President of Digital Revenue in 2015. Both executives have been key contributors to Under Armour’s global success and will continue to work together to deliver a best-in-class consumer experience and strong results across its sales channels. During this transition period, Mr. LaRose will continue to lead the E-Commerce business, while being actively involved in the search process to identify his successor.

“I would like to thank Matt for his strong leadership, vision and many contributions including leading the sales and marketing organizations at Under Armour over the last 11 years,” said Kevin Plank, Founder and CEO of Under Armour. “During his time at the company, Matt has become one of our chief architects in building the Under Armour brand and telling our story around the world. I would also like to congratulate Jason on his new role, where he and Matt will continue to accelerate our footprint in North America.”

“Since joining Under Armour, Jason has been a rising star, establishing our E-commerce business globally,” said Charlie Maurath, Chief Revenue Officer, Under Armour. “I am confident that he will continue to thrive as he transitions to lead our growth in the North American region with Matt by his side. I want to thank Matt for doing a tremendous job strengthening our relationships with key partners during his tenure at Under Armour.”

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world's largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.